Exhibit 99.1

China Commercial Credit Regains Compliance With NASDAQ Bid Price Requirement and Rules with Respect to Market Value of Listed Securities

WUJIANG, CHINA, September 15, 2016 - China Commercial Credit, Inc. (NasdaqCM: CCCR) (the "Company"), a microfinance company providing financial services to small-to-medium enterprises (SMEs), farmers and individuals in Jiangsu Province, is pleased to announce that it has regained compliance with Nasdaq's minimum bid price requirement and market value of listed securities requirement.

On July 6, 2016, China Commercial Credit, Inc. (the "Company") received a written notification from the NASDAQ Stock Market Listing Qualifications Staff indicating that the Company has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) as the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.

On September 12, 2016, the Company received another written notification from the NASDAQ Stock Market Listing Qualifications Staff indicating that the Company has regained compliance with the minimum market value of listed securities requirements for The NASDAQ Capital Market pursuant to Listing Rule 5550(b)(2) (the “ Market Value of Listed Securities Requirement”) as the market value of Company’s listed securities has been $35,000,000 or greater for 10 consecutive business days.

About China Commercial Credit

China Commercial Credit (http://www.chinacommercialcredit.com), founded in 2008, provides business loans and loan guarantee services to small-to-medium enterprises (SMEs), farmers and individuals in China's Jiangsu Province. Due to recent legislation and banking reform in China, these SMEs, farmers and individuals -- which historically had been excluded from borrowing funds from State-owned and commercial banks -- are now able to borrow money at competitive rates from microfinance lenders.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Commercial Credit, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Mr. Long Yi, Chief Financial Officer

China Commercial Credit, Inc.

Tel: +86 13584802352

Email: 13584802352@139.com